EXHIBIT 21


                          Affiliates of the Registrant
                          ----------------------------

Name                                          State of Incorporation
----                                          ----------------------

Allister Manufacturing Co., Inc.              Pennsylvania
Fort Orange Paper Company                     New York
Naaman's Creek Center, Inc.                   Pennsylvania
Redgo Properties, Inc.                        Pennsylvania
Relm Communications, Inc.                     Florida
Linfield Woods Development, Inc.              Pennsylvania
Maple Ridge Development, Inc.                 Pennsylvania
Riverview Properties, Inc.                    Pennsylvania
Sanatoga Commons Development, Inc.            Pennsylvania
Redgo Realty                                  Pennsylvania
Relm Communications of Florida, Inc.          Florida
RXD, Inc.                                     Indiana